EXHIBIT 17

Resignation Letters from Robert J. Gillespie, Robert F. McCarthy, Jr. and Michael R. O’Brien, each dated September 21, 2011

From: Robert Gillespie
Sent: Wednesday, September 21, 2011 10:30 AM
To: Steve Hughes
Cc: [Directors and Executive Vice Presidents of Smart Balance]
Subject: Smart Balance Board of Directors

Dear Steve:

It is with great disappointment that I resign from the Smart Balance Board of Directors effective immediately.  My reasons include the Board’s disregard for Corporate Governance Best Practices and acceptance of business and stock price underperformance.
Yours truly,

Robert J. Gillespie

Mr. Stephen Hughes
President/CEO
Smart Balance, Inc.
Suite 200
Longmont, CO 80503

Dear Steve.

Due to the process to implement changes in the committee assignments for the Smart Balance Board of Directors, I am no longer comfortable that I can effectively serve the needs of the shareholders as a Director of Smart Balance, Inc.

Please accept my resignation from Smart Balance Board of Directors and my position as Smart Balance Lead Director effective immediately.

Sincerely,

Robert F. McCarthy, Jr.

c.c.  Smart Balance Board of Directors
        Smart Balance Executive VP’s

Mr. Stephen Hughes
President/CEO
Smart Balance, Inc.
7102 La Vista Place
Suite 200
Longmont, CO  80503

Tuesday, September 21, 2011

Subject: Resignation Letter

Dear Steve,

My growing concerns, which have been expressed over the past several years in regard to our Shareholders and our accountability, force me to resign effective immediately.

Sincerely,

Michael R. O'Brien
cc: Smart Balance Board of Directors
       Smart Balance Exec VP's

Original signed copy sent via USPS